Dan Hicks Spokesperson Agreement - Final - 10/28/99

EXHIBIT 10.29

                            OUTLOOK SPORTS TECHNOLOGY

                             SPOKESPERSON AGREEMENT

THIS AGREEMENT ("AGREEMENT") IS MADE BY AND BETWEEN OUTLOOK SPORTS TECHNOLOGY, INC., A DELAware corporation with its principal place of BUSINESS LOCATED AT 100 GRAND STREET, 5TH Floor, New York, NY 10013 (hereinafter referred to as "Company"), and Dan Hicks, a person, with primary residence located at 12 Sherwood Avenue, Greenwich, CT 06831, (hereinafter referred to as "Spokesperson") and is entered into on this date of execution March 5, 1999, in the following circumstances:

                                   Background

         The Company is engaged in the business of golf club design and marketing. Talent is a professional sports broadcaster. Company and Talent desire to work together in the promotion and sale of the Company's golf equipment during the Term of this Agreement, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in the consideration of the mutual covenants contained herein, the parties do hereby agree as follows:

         1. SERVICE: Spokesperson shall appear from time to time as an ambassador of the Company and or the Company's products at various events or outings. In addition, Spokesperson shall serve as a member of the Company's advisory board.

         2. TERM: The Term shall run from the date of execution of this contract though April 31, 2000.

         3. DAYS OF SERVICE: Spokesperson agrees to make himself available, during the Term of this Agreement, at the Company's request, on four days (for a maximum of eight hours per day) for the purposes of making appearances including public or promotional appearances on behalf of the Company. These appearances may include, but will not be limited to, events such as the following: Company sponsored golf outings, advisory board meetings, retail promotion of product/autograph signings and PGA Golf Show appearances. Spokesperson will be required to travel outside of the New York Metropolitan area for not more than two (2) of these appearances. In addition to the aforementioned days
Spokesperson agrees to make himself available, during the Term of this Agreement, at the Company's request, for four social events (for a maximum of four hours per event) for the purposes of entertaining persons on behalf of the Company. Spokesperson will not be required to travel more than one hour for the for the social event appearances. The Company recognizes that Spokesperson is presently an employee of the National Broadcasting Corporation ("NBC") and his primary obligations are to NBC. The Company will make a best effort to schedule all appearances around Spokespersons existing schedule.


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         4.  COMPENSATION:  Spokesperson  shall  receive  Eighteen  Thousand Two
Hundred Fifty Shares (18,250) of Class A Common Stock valued at par value $0.01 per share. It is anticipated that the initial public offering price of the stock will be $5.50 per share. Thus the initial market value of the stock will be One Hundred Thousand Three Hundred Seventy Five Dollars ($100,375). At Spokespersons direction, the Company will issue any commission earned to any agency in the form of stock subtracted from Spokespersons Compensation.

         5. RELATIONSHIP OF THE PARTIES: This Agreement shall not constitute or be considered as a partnership, employer-employee relationship, joint venture, or agency between the parties hereto nor by or between any of their employees or agents.

         6. AUTHORITY: Each of the parties hereby represents and warrants to the other that it has the right, power, and legal authority to enter into and fully perform this Agreement in accordance with its terms and that this Agreement when executed and delivered by the parties will be a legal, valid and binding obligation enforceable against the parties in accordance with its terms.

         7. NOTICE: Notice by any party is deemed given when mailed, postage paid, certified or registered return receipt requested, Federal Express or any other overnight mail service, addressed to the parties appearing below:

         To Spokesperson:  Dan Hicks

                                    c/o The Marquee Group

                                    888 7TH Avenue

                                    37TH Floor

                                    New York, NY  10019

                                    Attn:  Michael Levine

         To Company:                Outlook Sports Technology

                                    100 Grand Street

                                    5TH Floor

                                    New York, NY  10013

Either party may, by written notice to the other, change the address to which any such communications shall be sent. After notice of such change has been received, any communications shall be sent directly to such party at such changed address.

         8. ENTIRE AGREEMENT: This agreement, consisting of the foregoing, correctly sets forth the entire agreement between Company and Talent. No agreements or understandings shall be binding on any of the parties hereto unless specifically set forth in this agreement or modified in a separate written agreement.


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         9.  APPLICABLE  LAW: This Agreement  shall be construed and enforced in accordance with the laws of the State of New York without regard to its principals of conflicts of laws. Any action on this Agreement or arising out of its terms and conditions shall be instituted and litigated in the courts of the State of New York, City of New York. In accordance the parties submit to the jurisdiction and venue of the State of New York and agree and acknowledge that such a forum shall be a convenient forum for the resolutions of their questions, disputes and other differences.

     AGREED AND ACCEPTED:

     for Outlook Sports Technology, Inc.

         /S/ PAUL BERGER              DATE  MARCH 5, 1999
     -------------------------------       -------------------

     by: Paul Berger, CEO

     and for: Dan Hicks

         /S/ DAN HICKS                DATE  MARCH 5, 1999
     -------------------------------       ----------------

     by: Dan Hicks